Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 10, 2009, we purchased all of the issued and outstanding share capital, including vested stock options, of CopperGate Communications Ltd. pursuant to an Acquisition Agreement dated October 12, 2009, as amended by the First Amendment to Acquisition Agreement dated November 10, 2009. Under the terms of the Agreement, we paid approximately $116.0 million in cash, of which approximately $11.6 million will be held in escrow for a period of 18 months, and issued an aggregate of 3,931,356 shares of our common stock, of which 393,138 shares will be held in escrow for a period of 18 months.  At the closing, we also assumed all unvested CopperGate options and, as a result, will issue unvested options to purchase an aggregate of approximately 574,881 shares of our common stock, which options will vest over time following the closing.  Under the terms of the Agreement, we also agreed to pay up to an aggregate of $5.0 million in cash to specified CopperGate employees provided that the eligible employee remains employed by us and certain milestones are achieved.

We believe this transaction will enhance the breadth of our technology so that we extend our position as a world-class provider of complete home entertainment chipset solutions for all forms of media processing and communications. CopperGate is a leading provider of silicon-based modem solutions enabling distribution of broadband digital content over all three types of wires in the home: coax, phone and power.  CopperGate solutions are deployed by service providers enabling the delivery of HDTV, VoIP and fast Internet services and our companies have highly complementary technology platforms that form a portfolio of end to end solutions.  In addition, we believe this transaction further strengthens our competitive position and expands our footprint with key customers, as well as enabling cross selling opportunities.

SIGMA DESIGNS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

	Historical
	Sigma	CopperGate	Pro Forma		Pro Forma
	at August 1,	at June 30,	Adjustments		Combined
	2009	2009	(Note 3)
Assets
Current assets:
Cash and cash equivalents	$128,048	$13,445	$(115,957)	A	$25,536
Restricted cash	-	1,000			1,000
Short-term marketable securities	64,169	6,700			70,869
Accounts receivable, net	25,161	10,698			35,859
Inventories	21,870	2,633	4,246	C	28,749
Deferred tax assets	1,417	190			1,607
Prepaid expenses and other current assets	8,565	985			9,550
Total current assets	249,230	35,651	(111,711)		173,170

Long-term marketable securities	36,631	6,020			42,651
Software, equipment and leasehold improvements, net	20,157	1,586	(250)	I	21,493
Goodwill	9,913	-	27,204	D	37,117
Intangible assets, net	15,957	379	(379)	F
			114,900	E	130,857
Deferred tax assets, net of current portion	9,364	695			10,059
Long-term investments	3,525	-			3,525
Other non-current assets	271	1,092			1,363
Total assets	$345,048	$45,423	$29,764		$420,235

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$8,907	$4,577			$13,484
Accrued liabilities	10,828	4,300	4,900	J
			3,600	G	23,628
Warrant to a lender		631	(631)	O	-
Total current liabilities	19,735	9,508	7,869		37,112

Other long-term liabilities	4,882	1,138			6,020
Long-term deferred tax liabilities	1,594	-	11,441	K	13,035
Total liabilities	26,211	10,646	19,310		56,167

Shareholders' equity:
Preferred stock	—	39	(39)	H	—
Common stock and additional paid-in capital	366,017	27,602	(27,602)	H
			48,760	B	414,777
Treasury stock	(85,941)	-			(85,941)
Accumulated other comprehensive income	1,208	71			1,279
Retained earnings	37,553	7,065	(7,065)	H
			(3,600)	G	33,953
Total shareholders' equity	318,837	34,777	10,454		364,068

Total liabilities and shareholders' equity	$345,048	$45,423	$29,764		$420,235

See the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

SIGMA DESIGNS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
(amounts in thousands, except per share data)

	Historical
	Sigma	CopperGate	Pro Forma		Pro Forma
	Six months ended		Adjustments		Combined
	August 1, 2009	June 30, 2009	(Note 3)
Net revenue	$102,526	$36,799			$139,325
Cost of revenue	54,889	15,794	3,392	L	74,075
Gross profit	47,637	21,005	(3,392)		65,250

Operating expenses:
Research and development	23,234	7,984	(27)	F	31,191
Sales and marketing	6,693	3,983	4,350	L	15,026
General and administrative	6,753	820	3,600	G	11,173
Total operating expenses	36,680	12,787	7,923		57,390
Income from operations	10,957	8,218	(11,315)		7,860

Interest and other income, net	1,046	(360)	(661)	N	25
Income before income taxes	12,003	7,858	(11,976)		7,885
Provision for (benefit from) income taxes	4,460	88			4,548
Net income	$7,543	$7,770	$(11,976)		$3,337

Net income per share:
Basic	$0.28				$0.11
Diluted	$0.28				$0.10

Shares used in computing net income per share:
Basic	26,631		3,931	M	30,562
Diluted	27,295		4,506	M	31,801

See the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

SIGMA DESIGNS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
(amounts in thousands, except per share data)

	Historical
	Sigma	CopperGate	Pro Forma		Pro Forma
	Twelve months ended		Adjustments		Combined
	January 31, 2009	December 31, 2008	(Note 3)
Net revenue	$209,160	$60,693			$269,853
Cost of revenue	108,606	28,800	6,784	L	144,190
Gross profit	100,554	31,893	(6,784)		125,663

Operating expenses:
Research and development	43,558	13,492	(443)	F	56,607
Sales and marketing	12,101	5,845	8,700	L	26,646
General and administrative	17,705	1,693	3,600	G	22,998
Impairment of other assets	-	3,533	(3,533)	F	-
Acquired in-process research and development	1,571				1,571
Total operating expenses	74,935	24,563	8,324		107,822
Income from operations	25,619	7,330	(15,108)		17,841

Interest and other income, net	5,698	(283)	(1,942)	N	3,473
Income before income taxes	31,317	7,047	(17,050)		21,314
Provision for (benefit from) income taxes	4,894	(562)			4,332
Net income	$26,423	$7,609	$(17,050)		$16,982

Net income per share:
Basic	$0.98				$0.55
Diluted	$0.95				$0.53

Shares used in computing net income per share:
Basic	26,892		3,931	M	30,823
Diluted	27,705		4,506	M	32,211

See the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORM CONDENSED COMBINED FINANCIAL STATEMENTS

1.  Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of income are based on our and CopperGate’s historical financial statements after giving effect to the acquisition and the assumptions and adjustments described in the accompanying notes and, due to different fiscal period ends, combines the historical results of Sigma for the six months ended August 1, 2009 and historical results for the year ended January 31, 2009 and the historical results of CopperGate for the six months ended June 30, 2009 and year ended December 31, 2008.

The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma adjustments are based on the information available at the time of the preparation of these financial statements.  The unaudited pro forma condensed combined financial statements, including any notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the financial statements of Sigma for the fiscal year ended January 31, 2009 derived from its Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the Securities and Exchange Commission and Form 10-Q for the fiscal quarter ended August 1, 2009 filed with the Securities and Exchange Commission.

2. Preliminary Estimated Acquisition Consideration

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of CopperGate based on their estimated fair values as of the closing. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration is preliminary because it is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation pro forma adjustments will remain preliminary until we determine the final fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after completion of the acquisition. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The total preliminary purchase price of the acquisition of CopperGate is as follows (in thousands):

Amount
Cash consideration	$115,956
Fair value of common stock	48,760
Contingent consideration	4,900
Total estimated purchase price	$169,616

The total preliminary estimated allocation of the preliminary purchase price is as follows (in thousands):

Amount
Net tangible assets acquired	$38,953
Deferred tax liability	(11,441)

Developed technology	47,500
In-process R&D	9,500
Customer relationships	56,700
Trademark	1,200
Acquired intangible assets	114,900

Goodwill	27,204
Total estimated purchase price	$169,616

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (ASC 820). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. Intangible assets include developed technology, in-process research and development, customer relationships and trademark. Preliminary fair values for developed technology, in-process research and development, customer relationships and trademark were determined based on the income approach. We preliminarily estimate that the developed technology, customer relationships and trademark will be amortized on a straight-line basis over useful lives ranging from 2 to 7 years.

Acquired in-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date until the completion or abandonment of the associated research and development efforts. Upon completion of development, acquired in-process research and development assets are generally considered amortizable, finite-lived assets.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. In accordance with ASC Topic 350, Intangibles-Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Deferred tax liabilities. The deferred tax liabilities are primarily associated with the step-up to fair value of identifiable intangible assets. This determination is preliminary and subject to change based upon the final determination of the fair values of the identifiable intangible assets acquired and the final analysis of the effective tax rate to be applied.

3. Preliminary Pro Forma and Acquisition Accounting Adjustments

The pro forma adjustments are as follows:

(A)	To reflect the utilization of our cash to fund a portion of the total acquisition consideration.

(B)	To record the fair market value of shares of our common stock issued as a result of the acquisition.

(C)	To record inventory at estimated fair value.

(D)	To record preliminary estimated goodwill resulting from the acquisition.

(E)	To record the preliminary estimated identifiable intangible assets, which include developed technology, in-process research and development, customer relationships and trademark.

(F)	To eliminate CopperGate’s historical intangible assets and to reverse the related historical amortization and impairment charge for the periods presented.

(G)	To reflect estimated direct costs of $3.6 million to consummate the acquisition.

(H)	To reflect the elimination of the historical equity balances of CopperGate.

(I)	To record fixed assets at fair value.

(J)	To record the estimated fair value of contingent consideration.

(K)	To record a deferred tax liability associated with preliminary estimated identifiable intangible assets.

(L)	To record amortization associated with preliminary estimated acquired identifiable intangible assets.

(M)	To record the issuance of stock and options as a result of the acquisition.

(N)	To record the estimated reduction in interest income on the reduced cash balances as a result of the acquisition.

(O)	To record elimination of warrant liability as a result of the acquisition.